Exhibit 99.1
NEWS
FOR IMMEDIATE RELEASE

KEYCORP DECLARES QUARTERLY CASH DIVIDEND ON COMMON SHARES
AND PREFERRED STOCKS AND ANNOUNCES
NEW SHARE REPURCHASE PROGRAM

CLEVELAND, May 13, 2026 – KeyCorp (NYSE: KEY) announced today that its Board of Directors declared the following dividends for the second quarter of 2026:

•A cash dividend of $0.205 per share on the corporation’s outstanding common shares (NYSE: KEY). The dividend is payable on June 15, 2026, to holders of record of such Common Shares as of the close of business on June 2, 2026;

•A dividend of $312.50 per share (equivalent to $12.50 per depositary share (CUSIP #493267AK4)) on the corporation’s outstanding Fixed-to-Floating Rate Perpetual Non-Cumulative Preferred Stock, Series D (CUSIP #493267603), payable on June 15, 2026 to holders of record as of the close of business on June 1, 2026, for the period commencing on (and including) March 15, 2026 to (but excluding) June 15, 2026;

•A dividend of $15.3125 per share (equivalent to $.382813 per depositary share (NYSE: KEY.I)) on the corporation’s outstanding Fixed-to-Floating Rate Perpetual Non-Cumulative Preferred Stock, Series E (CUSIP #493267801), payable on June 15, 2026 to holders of record as of the close of business on June 1, 2026, for the period commencing on (and including) March 15, 2026 to (but excluding) June 15, 2026;

•A dividend of $14.1250 per share (equivalent to $.353125 per depositary share (NYSE: KEY.J)) on the corporation’s outstanding Fixed Rate Perpetual Non-Cumulative Preferred Stock, Series F (CUSIP #493267884), payable on June 15, 2026 to holders of record as of the close of business on June 1, 2026, for the period commencing on (and including) March 15, 2026 to (but excluding) June 15, 2026;

•A dividend of $14.0625 per share (equivalent to $.351563 per depositary share (NYSE: KEY.K)) on the corporation’s outstanding Fixed Rate Perpetual Non-Cumulative Preferred Stock, Series G (CUSIP #493267850), payable on June 15, 2026 to holders of record as of the close of business on June 1, 2026, for the period commencing on (and including) March 15, 2026 to (but excluding) June 15, 2026; and

•A dividend of $15.50 per share (equivalent to $.3875 per depositary share (NYSE: KEY.L)) on the corporation’s outstanding Fixed Rate Reset Perpetual Non-Cumulative Preferred Stock, Series H (CUSIP #493267835), payable on June 15, 2026 to holders of record as of the close of business on June 1, 2026, for the period commencing on (and including) March 15, 2026 to (but excluding) June 15, 2026.

KeyCorp also announced that its Board of Directors has authorized a new share repurchase program pursuant to which KeyCorp may purchase up to $3.0 billion of KeyCorp common shares, through open market purchases, privately negotiated transactions, or other means, including through Rule 10b5-1 plans and other programs, at the discretion of management and on terms that management determines to be advisable. The new repurchase authorization replaces KeyCorp’s existing $1.0 billion share repurchase authorization, which had approximately $280 million in common stock repurchases remaining. The timing and price of repurchases as well as the actual number of shares repurchased under the new program will depend on a variety of factors, including general market conditions, the stock price, regulatory requirements and limitations, corporate liquidity requirements and priorities, and other factors.

About KeyCorp

KeyCorp's roots trace back more than 200 years to Albany, New York. Headquartered in Cleveland, Ohio, Key is one of the nation's largest bank-based financial services companies, with assets of approximately $189 billion at March 31, 2026.

Key provides deposit, lending, cash management, and investment services to individuals and businesses in 15 states under the name KeyBank National Association through a network of approximately 950 branches and approximately 1,100 ATMs. Key also provides a broad range of sophisticated corporate and investment banking products, such as merger and acquisition advice, public and private debt and equity, syndications and derivatives to middle market companies in selected industries throughout the United States under the KeyBanc Capital Markets trade name. For more information, visit https://www.key.com/. KeyBank Member FDIC.

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Note to Editors: For up-to-date company information, media contacts and facts and figures about Key lines of business, visit our Media Newsroom at Key.com/newsroom.

For more information contact:
Investor Relations: Brian Mauney, 216.689.0521, brian_mauney@keybank.com
Media: Beth Strauss, 216.471.2787, beth_a_strauss@keybank.com

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